News from

Buckeye

FOR IMMEDIATE RELEASE
                                                Contact:                                   Steve Dean
                                                                                                            Sr. Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION AND $110 MILLION REDEMPTION OF 2010 NOTES

MEMPHIS, TN July 1, 2009 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it has successfully completed its consent solicitation to amend the indenture governing its 8½% Senior Notes due October 1, 2013 (the “2013 Notes”) to permit the redemption, repurchase or retirement of subordinated indebtedness, including the Company’s 8% Senior Subordinated Notes due 2010 (the “2010 Notes”), up to 16 months prior to maturity, which represents an increase of four months compared to the original indenture.

Approximately 92% of holders of the 2013 Notes consented to the amendment.  Each consenting holder will receive a consent fee equal to $3.54 for each $1,000 principal amount of the 2013 Notes for which consents were validly delivered and not revoked.  The consent solicitation expired at 5:00 p.m., New York City time, on June 30, 2009.

Buckeye also announced that it has called for redemption prior to their maturity $110 million in aggregate principal amount of the 2010 Notes and will redeem on July 31, 2009, in accordance with their terms.  Upon completion of the redemption, none of the 2010 Notes will remain outstanding.  A formal notice of redemption has been sent separately to the affected holders of the 2010 Notes, in accordance with the terms of the indenture governing the 2010 Notes.  Buckeye plans to finance this redemption using drawings from its revolving credit facility and cash on hand.   As of June 30, 2009, there was approximately $178 million of availability on its revolving credit facility and a cash balance of approximately $20 million.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.